Exhibit 99.1

FOR IMMEDIATE RELEASE

Stanley Black & Decker Announces Chairman And Executive Management Changes

New Britain, Connecticut, January 14th, 2013

As the 2010 merger of The Stanley Works and Black & Decker approaches its third anniversary and the integration of the two companies nears completion, the Board of Directors of Stanley Black & Decker (NYSE:SWK) announced that John F. Lundgren, Chief Executive Officer, has been elected to serve in the additional capacity as Chairman of the Board of the Company, effective March 13, 2013, following the expiration of Nolan D. Archibald’s term as Executive Chairman of the Board.

Mr. Archibald’s Employment Agreement with the Company expires on March 12, 2013, at which time Mr. Archibald will retire as Executive Chairman of the Board and as an executive of the Company.  Mr. Archibald will not stand for reelection as a Director of the Company at its April 16, 2013 Annual Meeting of Shareholders.  Mr. Lundgren commented, “Nolan Archibald’s role in establishing the combined organization while guiding and supporting the management team as it drove $500 million in synergy achievement versus an original target of $350 million has been invaluable.  Black & Decker shareholders prior to the merger have realized more than a 100% increase in their investment in less than 3 years despite the challenging macro economic conditions. In addition to the many achievements and milestones over his 27 year tenure with the company, Nolan’s legacy will include the creation of the world’s largest, and arguably strongest and most valuable branded tools franchise. We wish him continued success, good health and happiness as he pursues a full schedule of family, extracurricular and other business activities.”

Separately, the Board of Directors announced that James M. Loree, formerly Executive VP and Chief Operating Officer, has been elected to serve as President and Chief Operating Officer, effective January 13, 2013. Further, Mark J. Mathieu, Senior VP, Human Resources will retire on March 31, 2013, at which time Mr. Mathieu will be succeeded by Joseph R. Voelker, currently VP Human Resources.  Mr. Loree and Mr. Voelker will report to Mr. Lundgren. “Jim Loree has been a highly respected and critical member of the senior management team since joining the Company in 1999 as CFO. He was among the earliest and most influential architects of the company’s portfolio transition strategy in place since 2004 and his subsequent expanded roles are demonstrative of his numerous broad based accomplishments during his 13 year tenure.”  Mr. Lundgren continued, “It is difficult if not impossible to quantify Mark Mathieu’s positive impact on both our performance and our culture since he joined the company in 1997. We are fortunate to have an experienced and highly capable internal successor such as Joe Voelker who was identified and developed through the performance management and succession planning processes that Mark established and implemented over the past 15 years.  Mark’s wisdom, objectivity, guidance and candor will nonetheless be truly missed.”

The Company will report its fourth quarter and full year 2012 results on January 24th, 2013. As communicated in a release on December 17th, the Company’s fourth quarter and full year guidance for continuing operations, excluding M&A charges, remains unchanged at $1.28 for the fourth quarter and $4.60 for the full year 2012. This excludes the results of the divested HHI business; an 8K was filed with the recasted financials for 2011 and the first three quarters of 2012 on Monday, January 7th.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, healthcare solutions, infrastructure solutions and more. Learn more at www.stanleyblackanddecker.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding Stanley Black & Decker, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements. For a discussion of risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K and any material changes set forth in any subsequent Quarterly Reports on Form 10-Q or those contained in the Company’s other filings with the Securities and Exchange Commission. The Company makes no commitment to update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement.

Contacts:

Kate White Vanek
Vice President, Investor & Government Relations, Stanley Black & Decker
(860) 827-3833
kate.vanek@sbdinc.com

Tim Perra
Director, Global Communications, Stanley Black & Decker
(860) 826-3260
tim.perra@sbdinc.com

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